Exhibit 99.1

China ACM Receives Privatization Offer

China Advanced Construction Materials Group, Inc. (NASDAQ GM: CADC), a leading provider of ready-mix concrete and related technical services in China, today announced that its Board of Directors has received a preliminary, non-binding offer from its Chairman and Chief Executive Officer, Mr. Xianfu Han (“Mr. Han”), and Weili He, Vice Chairman and Chief Operating Officer, to acquire all of the outstanding shares of our common stock not currently owned by them in a going private transaction at a proposed price of $2.65 per share in cash. Messrs. Han and He currently beneficially own in the aggregate approximately 49.5% of our common stock.

Our Board of Directors is considering forming a special committee of independent directors (the “Special Committee”) to consider any proposal that may be made by Messrs. Han and He and their affiliates, if any. If formed, the Special Committee will be authorized to retain independent legal and financial advisors to assist it. There can be no assurance that any proposal for a transaction will be made, that any agreement will be approved or executed or that any transaction will be consummated.

About Our Company

China Advanced Construction Materials Group, Inc. (“China ACM”) is a leading producer of advanced, certified eco-friendly ready-mix concrete (RMC) and related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on numerous high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

Founded in 2002, Beijing-based China ACM provides its materials and services through its network of fixed ready-mix concrete plants covering the Beijing metropolitan area. It also has technical consulting services and preferred procurement agreements with other independently-owned plants across China. Additionally, the Company owns numerous portable plants deployed in various provinces across China primarily in major high speed rail projects. More information about the Company is available at www.china-acm.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning to the possibility of any going private proposal and of our forming a special committee, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “may” or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release, except to the extent required by law. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov.

Contact
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Tricia Ross
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Financial Profiles
Moira Conlon
Tel: (310) 478-2700 x11
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